UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

Of the Securities Exchange Act of 1934

Date of Report:   March 30, 2010

(Date of earliest event reported)

INSWEB CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	0-26083	94-3220749
(State or other jurisdiction of	(Commission file number)	(IRS Employer
incorporation or organization)		Identification Number)

11290 Pyrites Way, Suite 200

Gold River, California 95670

(Address of principal executive offices)

(916) 853-3300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On March 30, 2010, the Compensation Committee of the Board of Directors (the “Committee”) of InsWeb Corporation approved the 2010 compensation plan for InsWeb’s directors and executive officers. The compensation plan is comprised of cash compensation, and option grants. In approving the 2010 compensation plan, the Committee considered, among other factors, InsWeb’s financial and operating performance, market conditions and general compensation trends for publicly traded companies. The objectives of the compensation plan are to attract, motivate and retain talented and dedicated employees, and to provide InsWeb’s executive officers with both cash and equity incentives to further the Company’s interests and those of our stockholders.

As recommended by the Committee and approved by the Board of Directors, the 2010 base cash compensation for Hussein Enan (CEO), is unchanged from 2009. The 2010 base cash compensation for Kiran Rasaretnam (CFO), Steve Yasuda (Chief Accounting Officer), and Eric Loewe (General Counsel and Secretary) is increased by 3% from their 2009 cash compensation. All of the executive officers, including Mr. Enan, were granted stock options which vest over two years.

To align the compensation of the executive officers with increased shareholder value, the Compensation Committee also approved a quarterly performance-based cash bonus and a performance-based option grant plan for the executive officers. The performance based bonus plan applies to the second, third and fourth quarters of 2010. Subject to certain minimum and maximum thresholds, the amount of the cash bonus paid and the number of performance options that will vest is based on quarterly revenue and after-tax net income targets established by the Compensation Committee at its meeting on March 30, 2010.

    A summary of the 2010 compensation for each named executive officer is shown in the table below:

NAME	BASE SALARY	OPTION GRANT (1)	PERFORMANCE BASED
			CASH (2)	STOCK OPTIONS (3)
Hussein A. Enan (Chief Executive Officer)	$12	50,000	-	50,000
Kiran Rasaretnam (Chief Financial Officer)	$206,000	24,000	$ 24,000	24,000
Steve Yasuda (Chief Accounting Officer)	$160,144	15,000	$ 12,000	12,000
Eric Loewe (General Counsel and Secretary)	$206,000	24,000	$ 24,000	24,000

(1) The options are subject to a two year vesting schedule as follows: one-eighth vest at the end of each quarter of 2010; the remaining options vest in equal installments over the following twelve months. The options have a five year term.
(2) The maximum aggregate performance based cash bonus to be paid in fiscal year 2010 is shown. One-third will be paid at the end of the second, third and fourth quarters if the maximum revenue and after-tax net income targets are met. A reduced cash bonus will be paid in any quarter if minimum revenue and after-tax net income thresholds are met.
(3) The maximum aggregate performance based options to be granted in fiscal year 2010 is shown. One-third of the options will vest at the end of the second, third and fourth quarters if the maximum revenue and after tax net income targets are met. A reduced number of options will vest in any quarter if minimum revenue and after-tax net income thresholds are met. The options have a five year term.

Additionally, on March 30, 2010, the Committee approved and the Board of Directors ratified the year 2010 compensation for non-employee members of the Board of Directors. Each non-employee director will receive an annual cash retainer of $20,000 relating to the period from January 2010 to December 2010. Mr. Orr, as Chair of the Audit Committee, will receive an additional cash retainer of $2,500 for each regularly scheduled Audit Committee attended. Each non-employee director will also receive an option grant for 15,000 shares, which vests in equal quarterly installments.  In addition, the InsWeb Corporation 2008 Stock Option Plan grants each non-employee director an annual option grant to purchase 5,000 shares, with the date of grant being on or about July 1 of each year that they serve. These options also are fully vested. Directors are also reimbursed for their reasonable expenses incurred in connection attending Board of Directors or Committee meetings.

SIGNATURE

In accordance with the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 30, 2010	INSWEB CORPORATION
(Registrant)

/s/ Kiran Rasaretnam
Kiran Rasaretnam
Chief Financial Officer

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